NEWS


400 Somerset St., New Brunswick, NJ 08901
732.342.7600


       Magyar Bancorp Statement on Dwek Properties and Sugar Maple Estates

New Brunswick, NJ - June 26, 2006 - Magyar Bank, the principal subsidiary of Magyar Bancorp, is releasing the following statement to clarify information regarding loans made by the Bank to Solomon Dwek, and properties controlled by companies owned by him.

The Bank holds a Construction Mortgage Loan to Sugar Maple Estates, LLC, a company principally owned by Solomon Dwek. The purpose of this loan is the acquisition and development of approved residential building lots located in Rumson, New Jersey. The total mortgage loan is $13,135,000. This is a participation loan, and the outstanding principal balance of the Bank's participation interest in this loan is $4,212,936. This loan is collateralized by real estate located in Rumson, New Jersey.

In addition, the Bank holds a Construction Mortgage Loan to Dwek Properties, LLC, a company principally owned by Solomon Dwek. The purpose of this loan is the acquisition and development of an approved building lot located in Farmingdale, New Jersey into a commercial retail center. The total mortgage loan is $1,214,000 and the outstanding principal balance in this loan is $721,016. This loan is collateralized by real estate located in Farmingdale, New Jersey.

These loans were originated within the Bank's guidelines, including the requirement that the maximum loan-to-value ratio limit is 75% of the appraised value of the property.

Although the Bank believes that these loans are well collateralized, there can be no assurance that losses will not occur or that significant additional expenses will not be incurred in the process of the resolution of the Dwek situation.

Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $403 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates branch locations in New Brunswick, North Brunswick and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083